Exhibit 16.1

                      [Kenneth Lieberman CPA, PA letterhead]

April 5, 2002
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20509

Re: iDial Networks, Inc.

Dear Sir/Madam:

Pursuant to the request of the above named company, we affirm that:

(1)  We have read the  Company's  response to Item 4.1 of Form 8-K/A dated April
     5, 2002; and

(2)  We agree with the response.

Sincerely,

/s/ Kenneth Lieberman CPA, PA